Exhibit 10.36

QuinStreet, Inc.
Performance-Based Restricted Stock Unit (RSU) Grant Notice
2010 Equity Incentive Plan

QuinStreet, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan (the “Plan”), hereby grants to you as the Participant named below a Performance-Based Restricted Stock Unit Award with respect to the number of shares of the Company’s Common Stock set forth below.  This Performance-Based Restricted Stock Unit Award is subject to all of the terms and conditions as set forth herein, in the Performance-Based Restricted Stock Unit Agreement (the “Agreement”), the Plan and the 2010 Equity Incentive Plan Prospectus (the “Plan Prospectus”), all of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Target Performance Units:
Vesting Commencement Date:
Performance Period:
Performance Criteria:	QuinStreet FY [ ] net revenue growth and adjusted EBITDA target

Vesting Schedule:	The final number of Performance Units to be awarded and eligible for vesting (the “Earned Performance Units”) shall be based on achievement of the Performance Criteria as follow:

Revenue: The number of shares issued via the PSUs will be adjusted pro rata (i.e., on a sliding scale) based on FY [ ] net revenue growth up to a maximum of [ ]% in net revenue growth, and subject to the achievement of Adjusted EBITDA targets defined below. For example if net revenue increases [ ]% then the number of shares issuable pursuant to the revenue target will be [ ]% of the maximum issuable shares.

Adjusted EBITDA: The number of shares issuable pursuant to net revenue growth is further adjusted for the following EBITDA target metrics as follows:

(i)	If adjusted EBITDA equals or exceeds [ ]%, then all of the shares issuable pursuant to the net revenue target will be available.
(ii)	If adjusted EBITDA equals or exceeds [ ]% but is less than [ ]% then only [ ]% of the shares issuable pursuant to the net revenue target will be available; and
(iii)	If adjusted EBITDA is less than the [ ]% then no shares will be issuable under the PSUs.

Upon achievement of Performance Criteria, the Earned Performance Units shall become vested (subject to the conditions in the Agreement) in installments as follows:

•	25% vests on the first anniversary of the Vesting Commencement Date
•	6.25% vests quarterly thereafter for the next 12 quarters

No Monetary Payment Required.  You are not required to make any monetary payment (other than applicable Tax Obligations (as defined in the Agreement)) as a condition to receiving the Performance-Based Restricted Stock Unit Award or shares of Common Stock issued upon vesting and settlement of the Performance-Based Restricted Stock Unit Award.

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Performance-Based Restricted Stock Unit (RSU) Grant Notice, the Agreement, the Plan Prospectus, and the Plan.  Participant further acknowledges that as of the Date of Grant, this Performance-Based Restricted Stock Unit (RSU) Grant Notice, the Agreement, the Plan Prospectus, and the Plan set forth the entire understanding between Participant and the Company regarding this Award.

Attachments:	Performance-Based Restricted Stock Unit Agreement, 2010 Equity Incentive Plan, 2010 Equity Incentive Plan Prospectus

QuinStreet, Inc.
2010 Equity Incentive Plan

Performance-Based Restricted Stock Unit Agreement

Pursuant to the Performance-Based Restricted Stock Unit (RSU) Grant Notice (“Grant Notice”) and this Performance-Based Restricted Stock Unit Agreement (this “Agreement”), QuinStreet, Inc. (the “Company”) has granted you a “Target” award of Performance-Based Restricted Stock Unit Award (“Performance-Based Restricted Stock Unit Award”) under its 2010 Equity Incentive Plan (the “Plan”) subject to the terms, conditions, and restrictions set forth in this Agreement, the Grant Notice, and the Plan. Each Performance-Based Restricted Stock Unit (“Performance Unit”) represents the right to receive one share of the Company’s Common Stock indicated in the Grant Notice on the terms and conditions set forth herein and in the Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Performance-Based Restricted Stock Unit Award are as follows:

Vesting.  Subject to the limitations contained herein, your Earned Performance Units will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. The amount of Earned Performance Units will be based on the achievement of certain Performance Criteria over the relevant Performance Period as specified in the Grant Notice. Immediately upon termination of your Continuous Service for any reason, any unvested portion of your Earned Performance Units shall be forfeited without consideration.

Conversion Into Shares.  Shares of Common Stock will be issued on the applicable vesting date (or, to the extent not administratively feasible, as soon as practicable thereafter).  As a condition to such issuance, you shall have satisfied your Tax Obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of such shares.  In no event will the Company be obligated to issue a fractional share.

Tax Treatment.

Regardless of any actions taken by the Company, you will be ultimately responsible for any withholding tax liabilities, whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the Performance-Based Restricted Stock Unit Award, incurred in connection with the Performance-Based Restricted Stock Unit Award becoming vested and Common Stock being issued, or otherwise incurred in connection with the Performance-Based Restricted Stock Unit Award (collectively, “Tax Obligations”).

Unless otherwise determined by the Company in its sole discretion, and subject to applicable law, the Company shall require you to satisfy the Tax Obligations (as defined below) by the Company deducting from the shares of Common Stock otherwise deliverable to you in settlement of applicable portion of the Performance-Based Restricted Stock Unit Award on the vesting date a number of whole shares having a fair market value (as determined by the Company) as of the date on which the Tax Obligations arise not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.  The Company may in its sole discretion permit you to elect an alternative method of satisfying your

Tax Obligations with notice to the Company, which may include the following if specified by the Company (and the Company may with notice to you require any of the following methods):  (i) by payment by you to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (ii) by the sale by you of a number of shares of Common Stock that are issued on the applicable vesting date under the Performance-Based Restricted Stock Unit Award, which the Company determines is sufficient to generate an amount that meets the Tax Obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such shares may be sold as part of a block trade with other Participants.  You hereby authorize the Company to withhold such tax withholding amount from any amounts owing to you to the Company and to take any action necessary in accordance with this paragraph.

The Performance-Based Restricted Stock Unit Award is intended to qualify for the short-term deferral exception to Section 409A of the Code described in the regulations promulgated thereunder, and therefore shares of Common Stock will be issued within 2½ months after the taxable year in which the applicable portion of the Performance-Based Restricted Stock Unit Award is no longer subject to a substantial risk of forfeiture.

Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to deliver any Common Stock during any period when the Company determines that the conversion of any portion of the Performance-Based Restricted Stock Unit Award or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements.

Restrictions on Transfer of Awards.  You understand and agree that the Performance-Based Restricted Stock Unit Award may not be sold, given, transferred, assigned, pledged or otherwise hypothecated.

Capitalization Adjustments.  The number of shares of Common Stock subject to your Performance-Based Restricted Stock Unit Award may be adjusted from time to time for Capitalization Adjustments.

No Stockholder Rights.  You will have no voting or other rights as the Company’s other stockholders with respect to the shares of Common Stock underlying the Performance-Based Restricted Stock Unit Award until issuance of such shares.

Dividend Equivalent Units.  Unless otherwise determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, you shall not have any rights to dividends or dividend equivalents in the event that the Company pays a cash dividend to holders of Common Stock generally.

Award not a Service Contract.  Your Performance-Based Restricted Stock Unit Award is not an employment or service contract, and nothing in your Performance-Based Restricted Stock Unit Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your Performance-Based Restricted Stock Unit Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

Notices. Any notices provided for in your Performance-Based Restricted Stock Unit Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

Governing Plan Document.  Your Performance-Based Restricted Stock Unit Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Performance-Based Restricted Stock Unit Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Performance-Based Restricted Stock Unit Award and those of the Plan, the provisions of the Plan shall control.